April 20, 2010

MERLE FERGUSON
GLOBAL HOUSING GROUP
3419 VIRGINIA BEACH BLVD 252
VIRGINIA BEACH, VA 23452

MERLE FERGUSON,

This email confirmation is sent in response to your request for the assignment of a Corporate CUSIP number for:

ISSUER: GLOBAL HSG GROUP

CUSIP NUMBER: 37950L 105 ISIN NUMBER: US37950L1052 ISSUE DESCRIPTION: COM RATE: MATURITY:
IMPORTANT NOTICE:

THIS MESSAGE IS FROM AN AUTOMATED MAIL SERVER.
REPLIES TO THIS SERVER ARE NEITHER MONITORED NOR ANSWERED.
THANK YOU.

The CUSIP Service Bureau requires that FINAL documentation (i.e. prospectus or official statement in print or electronic form) be sent to the CUSIP Service Bureau as soon as it is available. 'Requestor' risks suspension and/or withdrawal of the CUSIP number(s) without the receipt of final documentation by the CUSIP Service Bureau within 10 days of the offering date.

E-Mail addresses for final documents:

Corporate, Municipal & Govt: cusip_support@cusip.com

E-mail addresses for electronic preliminary documentation:

Corporate: cusip_corp@cusip.com
Municipal: cusip_muni@cusip.com
PPN: cusip_ppn@cusip.com
International: cusip_global@cusip.com

Please call the CUSIP Data Collection department at (212) 438-6565 with any questions.

Sincerely yours,

Gerard Faulkner
Director - Operations
CUSIP Service Bureau

The assignment of a CUSIP number to a particular security by Standard & Poor's is not intended by Standard & Poor's to be, and should not be construed as, an endorsement of such security, a recommendation to purchase, sell or hold such security or an opinion as to the legal validity of such security.

Privacy Notice - CUSIP Global Services operated by the CUSIP Service Bureau is managed on behalf of the American Bankers Association by Standard & Poor's. Standard & Poor's is a business unit of the McGraw-Hill Companies. The CUSIP Service Bureau does not share your contact information with other companies or McGraw-Hill units. For more information about the McGraw-Hill Companies' Privacy Policy, visit our Web site http://www.mcgraw-hill.com/privacy.html or call us at (212) 438-6552. To review the accuracy of the information we have collected from you, please mail written request to: CUSIP Service Bureau, Attention: Privacy Official, 55 Water Street,New York, NY 10041

Please be advised that the CUSIP Service Bureau has instituted an annual Data Certification initiative. The issuer will be contacted directly and asked to certify the data elements the CUSIP Service Bureau has in regards to it issues.

This Confirmation was sent by email at 18:21:41 20 Apr 2010.

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